EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Digital Brands Group, Inc.:

We consent to the use in this registration statement on Form S-1, filed on May 6, 2022 pursuant to Rule 462(b) of the Securities Act of 1933, of Digital Brands Group, Inc., of our report dated November 22, 2021, with respect to the balance sheet of Sunnyside, LLC, dba Sundry, as of December 31, 2020, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2020 and the related notes. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ ArmaninoLLP
Los Angeles, California

May 6, 2022